Exhibit 99.1

Form of Restructuring Support Agreement, dated August 9, 2004

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of August 9, 2004 (the “Agreement”) by and among Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), Trump Atlantic City Associates, a New Jersey partnership (“TAC”), each of the TAC Co-Issuers (as defined below), Trump Casino Holdings, LLC, a Delaware limited liability company (“TCH”), TCH Funding (as defined below), Donald J. Trump (“DJT”), and each of the undersigned holders of TAC Notes (as defined below) (each, a “TAC Noteholder” and collectively, the “TAC Noteholders”) and/or TCH Notes (as defined below) (each a “TCH Noteholder” and collectively, the “TCH Noteholders” and together with the TAC Noteholders, the “Noteholders”).  THCR, TAC, the TAC Co-Issuers, TCH, and TCH Funding (collectively, the “Company Parties”), and DJT, the Noteholders, and any subsequent person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties.” If the TCH Noteholders holding an amount of TCH Notes satisfactory to THCR and the TAC Noteholders holding a majority in outstanding principal amount of the TAC Notes subject to the Agreement do not execute the Agreement, the TCH Noteholders shall not be the beneficiary of any provision herein and none of the Parties shall incur any obligation to or for the benefit of any TCH Noteholder (or its advisor(s)) on account of the Agreement.

W I T N E S S E T H:

WHEREAS, TAC and Trump Atlantic City Funding, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding I”), have issued and outstanding $1,200,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC I Notes”) pursuant to that certain indenture, dated as of April 17, 1996 (the “TAC I Indenture”), between TAC, TAC Funding I, the guarantors named therein, and First Bank National Association, as trustee;

WHEREAS, TAC and Trump Atlantic City Funding II, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding II”), have issued and outstanding $75,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC II Notes”) pursuant to that certain indenture, dated as of December 10, 1997 (the “TAC II Indenture”), between TAC, TAC Funding II, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TAC and Trump Atlantic City Funding III, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding III” and together with TAC Funding I and TAC Funding II, the “TAC Co-Issuers”), have issued and outstanding $25,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC III Notes” and together with the TAC I Notes and TAC II Notes, the “TAC Notes”) pursuant to that certain indenture, dated as of December 10, 1997 (the “TAC III Indenture” and together with the TAC I Indenture and TAC II Indenture, the “TAC Indentures”), between TAC, TAC Funding III, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TCH and Trump Casino Funding, Inc., a Delaware corporation and a wholly owned subsidiary of TCH (“TCH Funding”), have issued and outstanding $425,000,000 aggregate principal amount of their 11-5/8% First Priority Mortgage Notes due 2010 (the “TCH I Notes”) pursuant to that certain indenture, dated as of March 25, 2003 (the “TCH I Indenture”), between TCH, TCH Funding, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TCH and TCH Funding have issued and outstanding $65,000,000 aggregate principal amount of their 17-5/8% Second Priority Mortgage Notes due 2010, plus such other aggregate principal amount of such notes that have been issued as payments-in-kind thereon (the “TCH II Notes” and together with the TCH I Notes, the “TCH Notes” and together with the TAC Notes, the “Notes”), pursuant to that certain indenture, dated as of March 25, 2003 (the “TCH II Indenture” and together with the TCH I Indenture, the “TCH Indentures” and together with the TAC Indentures, the “Indentures”), between TCH, TCH Funding, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, the TAC Noteholders are beneficial owners of TAC Notes (and/or the investment advisors or managers for the beneficial owners of such TAC Notes, having the power to vote and dispose of such

TAC Notes on behalf of such beneficial owners) in the respective aggregate principal amounts separately disclosed to THCR, Weil (as defined below) (with respect to the TAC Notes), or Milbank (as defined below) (with respect to the TCH Notes) on a confidential basis (provided that the aggregate amount of the holdings of all the TAC Noteholders shall not be deemed confidential), and the TCH Noteholders are beneficial owners of TCH Notes (and/or the investment advisors or managers for the beneficial owners of such TCH Notes, having the power to vote and dispose of such TCH Notes on behalf of such beneficial owners) in the respective aggregate principal amounts separately disclosed to THCR, Weil, or Milbank (as applicable) on a confidential basis (provided that the aggregate amount of the holdings of all of the TCH Noteholders shall not be deemed confidential);

WHEREAS, Exhibit A hereto (the “Term Sheet”) and the provisions hereof set forth the basic terms of a financial and corporate restructuring of THCR and certain of its subsidiaries, including TAC, the TAC Co-Issuers, each of the guarantors under the TAC Notes, TCH, TCH Funding, and each of the guarantors under the TCH Notes (THCR and such subsidiaries, collectively, the “Debtors”) to be realized through a pre-arranged chapter 11 plan of reorganization or out-of-court restructuring (the “Restructuring”);

WHEREAS, DJT is the beneficial owner of certain of the TCH II Notes;

WHEREAS, in accordance with and subject to the terms set forth below, the Parties have agreed to the terms of the Restructuring;

WHEREAS, THCR intends (unless the Debtors pursue an out-of-court restructuring) to (i) cause the Debtors to commence voluntary chapter 11 cases (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the district in which the Chapter 11 Case is commenced (the “Bankruptcy Court”), (ii) file and use commercially reasonable efforts to obtain confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization in the Chapter 11 Case that implements the terms of the Restructuring (such plan of reorganization, the “Chapter 11 Plan”), (iii) file and use commercially reasonable efforts to obtain approval by the Bankruptcy Court of a disclosure statement and related materials for the Chapter 11 Plan (the “Disclosure Statement”), and (iv) use commercially reasonable efforts to obtain approval by the Bankruptcy Court of the Investment Agreement (as defined below);

WHEREAS, the Noteholders and DJT each have agreed to support (i) the commencement of the Chapter 11 Case by the Debtors, (ii) confirmation by the Bankruptcy Court of the Chapter 11 Plan, (iii) approval by the Bankruptcy Court of the Disclosure Statement, and (iv) approval by the Bankruptcy Court of the Investment Agreement, in each case on the terms and conditions set forth herein;

WHEREAS, consents and certain other actions hereunder may, in accordance with the terms of this Agreement, be effectuated on behalf of the Noteholders by (i) a majority of the aggregate principal face amount of TAC Notes held by the TAC Noteholders (whether now or hereafter signatories hereto) and (ii) a majority of the aggregate principal face amount of TCH Notes held by the TCH Noteholders (whether now or hereafter signatories hereto) (the “Required Noteholders”);

WHEREAS, certain affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMB”) are beneficial owners of the TCH II Notes;

WHEREAS, THCR, DLJMB (and an affiliate thereof), and DJT expect to enter into an Investment Agreement (the “Investment Agreement”), which will provide for an equity investment by DLJMB in THCR in connection with the Restructuring; and

WHEREAS, DLJMB is expected to enter into an agreement with THCR (the “Second DLJMB Agreement”) pursuant to which DLJMB will agree, among other things, that if THCR, DLJMB (and an affiliate thereof), and DJT enter into the Investment Agreement (or similar agreement), (i) DLJMB shall support the commencement of the Chapter 11 Case by the Debtors, confirmation by the Bankruptcy Court of the Chapter 11 Plan, approval by the Bankruptcy Court of the Disclosure Statement, and approval by the Bankruptcy Court of the Investment Agreement, in each case on terms and conditions similar to those set forth herein with respect to the Noteholders and DJT, (ii) DLJMB shall exercise all votes to which it is entitled with respect to the TAC Notes, the

TCH Notes, or any other interest in any Debtor to accept the Chapter 11 Plan, and (iii) the terms of any financial restructuring or recapitalization of THCR and/or any of its subsidiaries, as set forth in the Investment Agreement or in any other document executed by DLJMB in connection with the Restructuring, shall be materially consistent with the terms set forth in the Term Sheet (the foregoing (i) through (iii), the “DLJMB Obligations”);

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.               General.  Each of the Parties agrees and covenants that, subject to the conditions set forth on the Term Sheet:

(a)           it will negotiate in good faith (i) the documentation regarding the Restructuring or otherwise contemplated by the Term Sheet, (ii) the Chapter 11 Plan, and (iii) the other documents contemplated hereby and thereby;

(b)           it will not (i) object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the acceptance or implementation of the Chapter 11 Plan, (ii) encourage or support any person or entity to do any of the foregoing, (iii) in the case of the Noteholders, exercise any rights under any indenture or other agreement with the Company Parties or instruct any trustee to exercise any such rights except as consistent with this Agreement, or (iv) seek or solicit, propose, file, support, encourage, vote for, consent to, instruct, or engage in discussions with any person or entity concerning any restructuring, workout, plan of reorganization, dissolution, winding up, or liquidation of THCR and its affiliates, other than the Chapter 11 Plan; and

(c)           it will use commercially reasonable efforts to take or cause to be taken all actions commercially reasonably necessary to confirm and consummate the Chapter 11 Plan on the terms and subject to the conditions set forth on the Term Sheet and in the Investment Agreement.

Section 2.               Support for the Chapter 11 Plan.

(a)           Except as otherwise provided in the Agreement, THCR agrees and covenants that (i) in connection with the commencement of the Chapter 11 Case, it shall (A) use commercially reasonable efforts to file and cause the other Debtors to file the Chapter 11 Plan prior to the applicable termination date set forth in Section 5(a), (B) use commercially reasonable efforts to cause the Debtors to seek approval of the Disclosure Statement by the Bankruptcy Court, (C) upon Bankruptcy Court approval of the Disclosure Statement, use commercially reasonable efforts to solicit acceptance to the Chapter 11 Plan, and (D) take all other commercially reasonably necessary actions to support the Chapter 11 Plan, (ii) it shall use commercially reasonable efforts to obtain an order from the Bankruptcy Court granting adequate protection to the holders of the Notes in the form of (A) replacement liens on the current and future property of the issuers and guarantors of the TAC Notes and the TCH Notes to the same extent, scope, and priority as existed before the commencement date of the Chapter 11 Case, and (B) continuing the monthly and other payment by THCR of the fees and expenses of Houlihan, Lokey, Howard & Zukin and Weil, Gotshal & Manges, LLP (“Weil”), as the respective financial and legal advisors to the TAC Noteholders, and Chanin Capital Partners and Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), as the respective financial and legal advisors to the TCH Noteholders; provided that such replacement liens shall be subordinate to any debtor-in-possession loan or facility (however defined) in the Bankruptcy Case; and provided further that the Debtors reserve all rights as to the ultimate application of any adequate protection payments under any such order, (iii) the terms of any financial restructuring or recapitalization of THCR and/or any of its subsidiaries, as set forth in the Investment Agreement or any other document executed by THCR in connection with the Restructuring, shall be materially consistent with the terms set forth in the Term Sheet, in each case (i), (ii), and (iii) so long as this Agreement has not been validly terminated in accordance with Sections 5, 6, or 7 hereof.

(b)           Except as otherwise provided in the Agreement, each of the Noteholders agrees and covenants that it shall (i) following receipt of solicitation materials approved by the Bankruptcy Court, exercise all votes to which it is entitled with respect to the

TAC Notes, the TCH Notes, or any other interest in any Debtor (including the common stock of THCR and partnership interests in Trump Hotels & Casino Resorts Holdings, L.P.) to accept the Chapter 11 Plan in the Chapter 11 Case and, if any, each separately balloted release of the other Parties included in the Chapter 11 Plan (and will not withdraw or change such votes), (ii) not object to any first day motions to be filed by any of the Debtors in connection with the Chapter 11 Case as set forth on Schedule I hereto, and (iii) consent to the use of cash collateral by the Debtors in the Bankruptcy Case pursuant to a budget reasonably acceptable to the Required Noteholders, in each case (i), (ii) and (iii) so long as this Agreement has not been validly terminated in accordance with Sections 5, 6, or 7 hereof.

(c)           Except as otherwise provided in the Agreement, DJT agrees and covenants that, solely in his capacity as a beneficial owner of debt and equity securities of THCR and its subsidiaries and not as an officer or director of any of the Debtors, (i) he shall (A) following receipt of solicitation materials approved by the Bankruptcy Court, exercise all votes to which he is entitled with respect to the TAC Notes, the TCH Notes, or any other interest in any Debtor (including the common stock of THCR and partnership interests in Trump Hotels & Casino Resorts Holdings, L.P.) to accept the Chapter 11 Plan in the Chapter 11 Case and, if any, each separately balloted release of the other Parties included in the Chapter 11 Plan (and will not withdraw or change such votes), and (B) not object to any first day motions to be filed by any of the Debtors in connection with the Chapter 11 Case as set forth on Schedule I hereto, and (ii) the terms of any financial restructuring or recapitalization of THCR and/or any of its subsidiaries, as set forth in the Investment Agreement or any other document executed by DJT in connection with the Restructuring, shall be materially consistent with the terms set forth in the Term Sheet, in each case (i) and (ii) so long as this Agreement has not been validly terminated in accordance with Sections 5, 6, or 7 hereof.

Section 3.               Representations and Warranties.

(a)           Each of the Parties severally represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:

(1)           Power and Authority.  It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(2)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(3)           No Conflicts.  The execution, delivery, and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents), except, with respect to any Company Party, for any contractual obligation that would not have a material adverse effect on the business, assets, financial condition, or results of operations of THCR and its subsidiaries, taken as a whole.

(4)           Governmental Consents.  The execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, (ii) gaming approvals, (iii) filings with the New York Stock Exchange in connection with the Restructuring and the Chapter 11 Plan, (iv) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, and (v) any filings in connection with the Chapter 11 Case, including the approval of the Disclosure Statement and confirmation of the Chapter 11 Plan.

(5)           Binding Obligation.  This Agreement is the legally valid, and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(6)           Proceedings.   No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

(b)           Each of the Noteholders and DJT (on behalf of himself or any affiliate that beneficially owns any Notes) represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

(1)           Ownership.  It is (i) the sole beneficial owner of (A) with respect to DJT, the Notes held by him, or (B) with respect to the Noteholders, the aggregate principal amount of the TAC Notes and/or TCH Notes separately disclosed to THCR, Weil (with respect to the TAC Notes), or Milbank (with respect to the TCH Notes) on a confidential basis (provided that the aggregate amount of the holdings of all the TAC Noteholders and all the TCH Noteholders shall not be deemed confidential), as the case may be, and/or the investment advisor or manager for the beneficial owners of such Notes, having the power to vote and dispose of such Notes on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Notes.

(2)           Transfers.  It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in (A) with respect to DJT, the Notes held by him, or (B) with respect to the Noteholders, the TAC Notes and/or TCH Notes separately disclosed to THCR, Weil (with respect to the TAC Notes), or Milbank (with respect to the TCH Notes) on a confidential basis (provided that the aggregate amount of the holdings of all the TAC Noteholders and all the TCH Noteholders shall not be deemed confidential), as the case may be.

(3)           Laws.  It (i) is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities similar to the Notes (including any securities that may be issued in connection with the Restructuring), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, and (ii) is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”).

Section 4.               Covenants.  DJT and each Noteholder individually covenants that, from the date hereof until the termination of this Agreement, such Party shall not, directly or indirectly, sell, pledge, hypothecate, or otherwise transfer any TAC Notes, TCH Notes, or other interest in any Debtor (including the common stock of THCR and partnership interests in Trump Hotels & Casino Resorts Holdings, L.P.) or any option, right to acquire, or voting, participation, or other interest therein, except to a purchaser or other entity who executes and delivers to THCR prior to the time of settlement of such trade or transfer an agreement in writing to be bound by all the terms of this Agreement with respect to the relevant TAC Notes, TCH Notes, or other interests being transferred to such purchaser (which agreement shall include the representations and warranties set forth in Section 3 hereof).  This Agreement shall in no way be construed to (a) preclude a Party from acquiring additional Notes or other interests in any Debtor; provided however, that any such additional Notes or other interests in such Debtor shall automatically be deemed to be subject to all the terms of this Agreement or (b) require a TAC Noteholder to bind itself to the Agreement with respect to any TCH Notes held by such TAC Noteholder.

Section 5.               Termination by the Noteholders.  This Agreement may be terminated by any Noteholder or group of Noteholders that beneficially owns or acts as the investment advisor or manager with respect to at least a majority of the aggregate principal face amount of the TAC Notes that are subject to the terms of this Agreement or at least a majority of the aggregate principal face amount of the TCH Notes that are subject to the terms of this Agreement on the occurrence of any of the following events (each a “Noteholder Termination Event”), by delivering written notice of the occurrence of such event in accordance with Section 15 below to the other Parties; provided, however, that (i) if a single TAC Noteholder holds a majority of the aggregate principal face amount of the TAC

Notes that are subject to the terms of this Agreement, then at least two TAC Noteholders shall be required to terminate this Agreement and (ii) if a single TCH Noteholder holds a majority of the aggregate principal face amount of the TCH Notes that are subject to the terms of this Agreement, then at least two TCH Noteholders shall be required to terminate this Agreement:

(a)           the Debtors shall not have filed petitions commencing the Chapter 11 Case by the date that is two months after the date of this Agreement;

(b)           the Debtors shall not have filed the Chapter 11 Plan by the date that is three months after the date of this Agreement (the “Chapter 11 Commencement Date”);

(c)           the entry of an order by the Bankruptcy Court approving the Disclosure Statement shall not have occurred by the date that is five months after the date of this Agreement;

(d)           the entry of an order or orders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code shall not have occurred by the date that is six and one half months after the date of this Agreement;

(e)           the effective date of the Chapter 11 Plan shall not have occurred by the date that is seven months after the date of this Agreement;

(f)            the Chapter 11 Plan does not conform in all economic respects to the Term Sheet with respect to the treatment of the TAC Notes and the TCH Notes;

(g)           the filing of any motion or proceeding by any Party that is not a Noteholder to challenge (i) the enforceability or validity of the liens securing the Notes or (ii) the allowability of the TAC Notes in the principal face amount of $1,300,000,000, plus pre-petition accrued interest, and the allowability of the TCH Notes in the principal face amount of  $493,846,917, plus pre-petition accrued interest;

(h)           the terms of the Chapter 11 Plan and the exhibits and any supplements thereto not otherwise set forth on the Term Sheet shall not be in form or substance reasonably acceptable to the Required Noteholders;

(i)            an order converting the Chapter 11 Case of any of the Debtors to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(j)            the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated and a competing chapter 11 plan shall have been filed by an entity other than any of the Parties;

(k)           any of the Company Parties shall materially breach its obligations under this Agreement or files or publicly announces its intention to file a chapter 11 plan that contains terms and conditions that (i) do not provide the TAC Noteholders with the economic recovery set forth on the Term Sheet, (ii) are not otherwise consistent with the Restructuring and (iii) are not consistent with recoveries to TCH Noteholders previously agreed to by the TAC Noteholders;

(l)            the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Debtors, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within sixty (60) days after the entry of such order; provided, however, that DJT shall have the right to withdraw from this Agreement and to no longer be a party hereto or otherwise be bound hereby upon the commencement of an action asserting a claim by such examiner or trustee against DJT;

(m)          any of the Debtors shall file a motion or the Bankruptcy Court shall enter an order approving a payment to any other Party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be inconsistent with the treatment of such Party under the Term Sheet;

(n)           (i) on or before the Chapter 11 Commencement Date, the Company Parties and DLJMB shall not have entered into the Investment Agreement on terms that (A) provide the Noteholders with the economic recovery set forth on the Term Sheet and (B) are otherwise consistent with the Restructuring, (ii) any term or condition in the Investment Agreement that affects the Noteholders (including those affecting the timing and certainty of closing) is not reasonably satisfactory to the Required Noteholders at the time the Investment Agreement is signed; provided that the Noteholders shall have a reasonable opportunity to review the Investment Agreement prior to its signing and to review any subsequent amendments or supplements thereto, or (iii) the Investment Agreement shall have terminated for any reason;

(o)           the entry of an order dismissing one or more of the Debtors’ Chapter 11 cases which order is not stayed within thirty (30) days;

(p)           DLJMB shall not have filed an application for all requisite gaming licenses and permits as are required to consummate the Restructuring by the date that is two months after the date of this Agreement, or shall withdraw such application for any reason;

(q)           DLJMB shall not have executed and delivered the exclusivity agreement containing the DLJMB Obligations within three (3) business days after the date hereof or shall have breached any material provision of the DLJMB Obligations or have terminated the DLJMB Obligations for any reason; or

(r)            the material breach of this Agreement by any of the Company Parties or DJT.

Section 6.               Termination by THCR or DJT.

(a)           In the event of a material breach of this Agreement by any of the Noteholders, then THCR shall have the right to terminate this Agreement by giving written notice thereof to the other Parties (a “Company Termination Event”).

(b)           If (i) any of the Noteholders shall materially breach this Agreement, (ii) the Chapter 11 Plan does not conform in all respects to the Term Sheet with respect to the treatment of DJT (except if DJT shall have caused the Chapter 11 Plan to be filed with the Bankruptcy Court with terms that do not conform in all respects to the Term Sheet with respect to the treatment of DJT), (iii) any of the Company Parties shall materially breach its obligations under this Agreement or files or publicly announces its intention to file a chapter 11 plan that contains terms and conditions that (A) do not conform in all respects to the terms set forth on the Term Sheet and (B) are not otherwise consistent with the Restructuring, or (iv) the terms of the Chapter 11 Plan (and the exhibits and any supplements thereto) not otherwise set forth on the Term Sheet shall not be in form or substance reasonably acceptable to DJT, then DJT shall have the right to terminate this Agreement by giving written notice thereof to the other Parties (each, a “DJT Termination Event,” together with a Noteholder Termination Event and a Company Termination Event, a “Termination Event”).

Section 7.               Fiduciary Obligations.  Notwithstanding anything to the contrary contained in this Agreement (it being understood that, to the extent that any provision of this Section 7 is not consistent with the terms of the Second DLJMB Agreement, the provisions of the Second DLJMB Agreement shall govern):

(a)           THCR may furnish or cause to be furnished information concerning THCR and its subsidiaries and the businesses, properties, or assets of THCR and its subsidiaries to a party (a “Potential Acquiror”)

that THCR’s Board of Directors believes in good faith has expressed a legitimate interest in, and has the financial wherewithal to consummate, a Business Combination (as defined below) on terms, including confidentiality terms, approved by THCR’s Board of Directors;

(b)           following receipt of a proposal or offer for a Business Combination from a Potential Acquiror, THCR may negotiate and discuss such proposal or offer with the Potential Acquiror;

(c)           following receipt of a proposal or offer for a Business Combination from a Potential Acquiror, THCR may disclose the terms and conditions of such proposal or offer to the extent required by law; and

(d)           following receipt of a proposal or offer for a Business Combination from a Potential Acquiror, the Company Parties may immediately terminate their obligations under this Agreement by written notice to each other Party hereto;

but in each case referred to in the foregoing clauses (a), (b), and (d) only to the extent that:

(1)           if an offer or proposal from a Potential Acquiror is received prior to the commencement of the Chapter 11 Case, THCR and its Board of Directors conclude in good faith that the Potential Acquiror is proposing or offering a Business Combination that THCR and its Board of Directors determine is reasonably likely, if consummated, to be more favorable to THCR and its subsidiaries and other parties to whom THCR owes fiduciary duties, including the holders of the Notes, than is proposed under the Restructuring, taking into account, among other factors, the identity of the Potential Acquiror, the likelihood that such offer or proposal will be negotiated to finality within a reasonable time, and the potential loss to the holders of the Notes if such Business Combination is not consummated;

(2)           if an offer or proposal from a Potential Acquiror is received after the commencement of the Chapter 11 Case, the Bankruptcy Court shall so order; provided that THCR may disclose any such offer or proposal to the Bankruptcy Court in any and all circumstances and request such relief as may be appropriate; and

(3)           the Company Parties promptly have disclosed to the financial and legal advisors to the Noteholders (i) the identity of any Potential Acquiror, (ii) the existence and nature of any interest expressed by a Potential Acquiror, and (iii) the terms of any proposal or offer for a Business Combination.

For purposes hereof, “Business Combination” means any merger, consolidation, or combination to which THCR or any of its subsidiaries is a party; any proposed sale or other disposition of capital stock or other ownership interests of THCR and its subsidiaries; or any proposed sale or other disposition of all or substantially all of the assets or properties of THCR and its subsidiaries.

Section 8.               Effect of Termination and of Waiver of Termination Event.  On the delivery of the written notice referred to in Sections 5, 6, or 7 in connection with the valid termination of this Agreement, the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect.  Prior to the delivery of such notice the Required Noteholders may waive the occurrence of a Noteholder Termination Event, THCR may waive the occurrence of a Company Termination Event, and DJT may waive the occurrence of a DJT Termination Event.  No such waiver shall affect any subsequent Termination Event or impair any right consequent thereon.  Upon termination of this Agreement, no Party (or any other party) shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

Section 9.               Capacity in Respect of Agreement.  DJT is executing this Agreement solely in his capacity as the beneficial owner of debt and equity securities of THCR and its subsidiaries.  No covenant, agreement, or understanding made by DJT in this Agreement (including, without limitation, Sections 1 and 2) shall be made in his capacity as director or officer of THCR or any of its subsidiaries, or shall prevent or in any way limit DJT from taking any action in his capacity as a director or officer of THCR or any of its subsidiaries.

Section 10.             Impact of Appointment of Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Noteholder is appointed to and serves on any official committee appointed in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Noteholder’s exercise of its fiduciary duties as a member of such committee to any person arising from its service on such committee, and any such exercise of such fiduciary duty shall not be deemed to constitute a breach of the terms of this Agreement.

Section 11.             Noteholder Consent to Debtor in Possession Financing.  The Noteholders hereby consent to the Debtors obtaining a first priority priming lien (superior in priority to the liens securing the TAC Notes and the TCH Notes) allowing for up to $100 million of post-petition debtor-in-possession financing (the “DIP Financing”) on substantially all of the assets of the Debtors.  With respect to any material terms of the DIP Financing other than the foregoing, the DIP Financing shall be reasonably satisfactory to the Required Noteholders, provided, however, that such consent will not be required with respect to the pricing of, and/or costs associated with, the DIP Financing in the event that the Debtors have selected the lowest overall bid for such DIP Financing.  To the extent that the Required Noteholders do not consent to the DIP Financing, the Debtors may seek a determination by the Bankruptcy Court in the Chapter 11 Case with respect to the issue of reasonableness.

Section 12.             Noteholder Consent to THCR Chapter 11 Management Retention Plan.  As part of the Restructuring, the existing Board of Directors of THCR may seek to implement a management retention plan that (i) does not include DJT, (ii) provides for aggregate payments of up to $5 million, (iii) covers up to approximately 35 individuals, and (iv) provides for approximately one-third of the aggregate payments to be made on or prior to the Chapter 11 Commencement Date and approximately two-thirds of the aggregate payments to be made on or prior to the earlier of (A) the effective date of the Chapter 11 Plan and (B) the date that is seven months after the date of this Agreement (the “Management Plan”).  So long as the Management Plan comports with the foregoing (i) through (iv), the Noteholders consent in all respects to the Management Plan, including the allocation of amounts under the Management Plan.

Section 13.             Amendments.  This Agreement may not be modified, amended, or supplemented except in writing signed by THCR, DJT, and the Required Noteholders, except that any change to (i) the economic terms of the Chapter 11 Plan that would adversely affect the Noteholders, or (ii) this Section 13 of the Agreement, shall also require the consent of each Noteholder, and if such consent is not obtained, such non-consenting Noteholder shall have no further obligations whatsoever under this Agreement.

Section 14.             Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a federal court of competent jurisdiction in the Southern District of New York.  By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding.  Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 15.             Notices.  All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt, (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, or (iii) two business days after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to THCR, or any of its subsidiaries, to:

Trump Hotels & Casino Resorts, Inc.
725 Fifth Avenue, 15th Floor
New York, NY 10022
Facsimile: (212) 688-0397
Attn:	Scott C. Butera
Robert M. Pickus, Esq.

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Facsimile: (213) 891-8763
Attn:	Thomas W. Dobson, Esq.
Robert A. Klyman, Esq.

If to DJT to:

Donald J. Trump
725 Fifth Avenue, 26th Floor
New York, NY 10022
Facsimile: (212) 935-0141

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Facsimile: (212) 728-8111
Attn: Thomas M. Cerabino, Esq.

If to the TAC Noteholders, or any one TAC Noteholder, to:

Houlihan Lokey Howard & Zukin Capital
685 Third Avenue, 15th Floor
New York, NY 10017
Facsimile: (212) 497-3070
Attn: David Hilty

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attn: Michael F. Walsh, Esq.

If to the TCH Noteholders, or any one TCH Noteholder, to:
Chanin Capital Partners
11150 Santa Monica Blvd.
6th Floor
Los Angeles, CA 90025
Facsimile: (310) 445-4028
Attn: Carlos Martinez

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Facsimile:  (213) 629-5063

Attn:  Paul S. Aronzon, Esq.

Section 16.             Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 17.             Headings.  The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 18.             Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns provided, however, that nothing contained in this paragraph shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 4.

Section 19.             Specific Performance.  Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach, such other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

Section 20.             Several, Not Joint, Obligations.  The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 21.             Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 22.             No Waiver.  The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 23.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed signature page of this Agreement by telecopier or email shall be as effective as delivery of a manually executed signature page of this Agreement.

Section 24.             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 25.             No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

Section 26.             Additional Parties.  Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to THCR a counterpart hereof.  Such additional holder shall become a Party to this Agreement as a Noteholder in accordance with the terms of this Agreement.

Section 27.             No Solicitation.  This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, a solicitation to the acceptance or rejection of a plan of reorganization for any of the Debtors.  Acceptance of the Restructuring will not be solicited from any holder of Notes until it has received the disclosures required under or otherwise in compliance with applicable law.

Section 28.             Settlement Discussions.  This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

Section 29.             Consent to Debtors’ Representation by Latham & Watkins LLP.  Each of the Parties hereby acknowledges and agrees that Latham & Watkins LLP, counsel to the Debtors in connection with the Restructuring, has in the past rendered, may now be rendering, and may in the future render, legal services to (i) the Debtors, (ii) affiliates of DLJMB, and/or (iii) one or more of the Noteholders or other holders of Notes, in the case of (ii) and (iii), in matters unrelated to the Restructuring.  Each of the Parties hereto consents to and agrees to such representation of the Debtors in connection with the Restructuring and such other party or parties in contexts other than the Restructuring and waives any right to object to such representation on the basis of any conflict that may exist or arise by reason thereof.

Section 30.             Consideration.  It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations, and warranties set forth herein and in the Term Sheet, no consideration shall be due or paid to the Noteholders for their agreement to vote to accept the Chapter 11 Plan in accordance with the terms and conditions of this Agreement.

Section 31.             Receipt of Adequate Information; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

TRUMP HOTELS & CASINO RESORTS, INC.

By:
Name:
Title:

TRUMP ATLANTIC CITY ASSOCIATES

By:	Trump Atlantic City Holding, Inc., in its capacity as general partner

By:
Name:
Title:

TRUMP ATLANTIC CITY FUNDING, INC.

By:
Name:
Title:

TRUMP ATLANTIC CITY FUNDING II, INC.

By:
Name:
Title:

TRUMP ATLANTIC CITY FUNDING III, INC.

By:
Name:
Title:

TRUMP CASINO HOLDINGS, LLC

By:
Name:
Title:

TRUMP CASINO FUNDING, INC.

By:
Name:
Title:

DONALD J. TRUMP, as the direct or indirect beneficial owner of debt and equity securities of THCR and its subsidiaries

TAC Noteholders:

By:
Name:
Title:
Address:

Facsimile No.:
Attn.:

EXHIBIT A

CONFIDENTIAL

RECAPITALIZATION TERM SHEET

For Settlement Discussion Purposes
Subject to Rule 408 of the Federal Rules of Evidence

Company:	Trump Hotels & Casino Resorts, Inc. (the “Company”).

Equity Sponsor:	One or more entities owned by DLJ Merchant Banking Partners III, L.P. and/or related entities (“DLJMB” or “Sponsor”).

Overview of Recapitalization Transactions:

This overview is qualified by the more specific descriptions appearing below and the express provisions of this term sheet.  The recapitalization will be effected through two simultaneous and mutually contingent transactions (“Transaction A” and “Transaction B”).

Transaction A will consist of an equity investment by DLJMB and a restructuring of the existing debt of the Company’s subsidiaries and recapitalization of common stock of the Company.

Transaction B will be a transaction among the Company, Donald J. Trump (“Mr. Trump” or “DJT”) and DLJMB in which Mr. Trump  will have the right to make up to a $55 million equity investment in the Company (or in Trump Hotels & Casino Resorts Holdings, L.P. (“Holdings”)),(1) will contribute $15,887,750 aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (plus accrued interest thereon to and through September 30, 2004), will restructure his existing executive agreement and will grant the Company a perpetual license of his name.  Mr. Trump will receive newly issued shares of common stock of the reorganized Company (“Common Stock”) (or limited partnership interests in Holdings that are exchangeable for or convertible into shares of Common Stock (“LP Interests”) or Phantom Rights (as described below) exchangeable for Common Stock), newly issued warrants to purchase Common Stock (or to purchase LP Interests exchangeable for or convertible into shares of Common Stock), a parcel of land currently owned by the Company, the Company’s ownership interest in Miss Universe, L.P., LLLP, a development agreement with respect to the Company’s future construction and development projects with a three-year term and other consideration as set forth herein.

The key terms of Transaction A and Transaction B are described below.  Existing shares of common stock of the Company and/or shares of Class B Common Stock of the Company will either be cancelled or restructured and diluted, and the LP Interests will be restructured and diluted, due to the implementation of Transaction A and Transaction B.(2)  Holders of such interests will receive an

(1) As more fully described below in this term sheet, such $55 million maximum equity investment will consist of a direct equity investment by Mr. Trump in Common Stock or LP Interests and/or an exercise of rights to be issued in the proposed rights offering (described below) in an amount up to Mr. Trump’s pro rata share of such offering.

(2) Existing shares of common stock and LP Interests will be reclassified in the recapitalization on a ratio to be determined, with the effect of a severe reverse stock split.  Shares to be issued will be on an as- reclassified basis.  For convenience, share prices and amounts referred to in this term sheet are stated on a pre-reclassified basis.

opportunity to participate in a $50 million rights offering with respect to approximately 8.6% of the Company’s Primary Shares (as defined below).  Such holders will be entitled to transfer their respective proportionate share of such rights offering, but only as part of a transfer of the shares, interests in the shares or other interests underlying such rights.(3)

The parties will cooperate in developing a transaction structure that is agreeable to, and that is most effective, including from a tax perspective, to Sponsor, the Company, Holdings, Trump Casinos, Inc. (“TCI”), Trump Casinos II, Inc. (“TCII”) and Mr. Trump.  Without limiting the foregoing, it is the parties’ intention, if possible, to preserve certain favorable tax attributes of Holdings without causing incrementally unfavorable tax consequences for Mr. Trump.  The terms of the restated limited partnership agreement of Holdings shall be amended to be agreeable to the Company, Sponsor and Mr. Trump, including containing tax distribution provisions on terms to be agreed upon among such parties.  For convenience, this term sheet assumes that Sponsor will invest directly into the reorganized Company and receive shares of Common Stock.

Transaction A: Equity Investment Amount:

Sponsor will pay an aggregate of $400 million to the reorganized Company to purchase shares of Common Stock representing approximately 68.7% of the Primary Shares at a purchase price per share of $0.029 (“Per Share Purchase Price”); provided, however, that the amount of such payment will be reduced by (1) a cash investment by DJT of up to $55 million at the Per Share Purchase Price, through a direct investment in Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) and/or DJT’s participation in the rights offering, and (2) any investment by any other existing stockholder through the rights offering.  In the event that DJT invests $55 million in the Company (or in Holdings) (and assuming that no other investment through the rights offering is made), of the aggregate shares of Common Stock representing approximately 68.7% of the Primary Shares allocated originally for purchase by Sponsor in Transaction A, Sponsor would hold after Transaction B shares of Common Stock representing approximately 59.3% of the Primary Shares, and DJT would receive shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) representing approximately 9.5% of the Primary Shares.  “Primary Shares” shall mean all outstanding shares of Common Stock and the shares of Common Stock that are issuable upon the exchange or conversion of all LP Interests for shares of Common Stock at the completion of the

(3) The parties will develop a mechanism by which each holder of existing common stock of the Company will receive reclassified shares or other equivalent interests that include the proportionate, post-recapitalized equity interest in the Company and proportionate share of the rights offering represented by their existing shares, irrespective of any fractional interests that may result as part of the reclassification of shares.  In addition, such reclassified shares or other equivalent interests will be freely tradable or otherwise transferable by each holder of existing common stock.

recapitalization,(4) but excluding any shares reserved for issuance under the new management incentive plan (if any) and excluding the warrants to be issued to Mr. Trump pursuant to Transaction B.  DJT’s right to invest up to $55 million in exchange for shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) is described in more detail below.

In addition to the foregoing, Mr. Trump will continue to own his LP Interests and shares of Class B Common Stock in the reorganized Company (which, in effect, allow his LP Interests to vote as if they were exchanged for Common Stock), subject to the effects of the recapitalization transactions contemplated by this term sheet.  In addition, Mr. Trump and DLJMB shall receive shares with rights similar to those of the Class B Common Stock with respect to the reorganized Company for any additional LP Interests they acquire.  The Company will offer to existing stockholders and DJT 30-day rights to purchase Common Stock at the Per Share Purchase Price in an amount up to an aggregate of $50 million of Common Stock, such rights to be distributed in proportion to holdings of Common Stock and LP Interests.  All existing warrants and options to purchase existing shares of common stock of the Company will be extinguished upon consummation of the recapitalization transactions contemplated herein.

Purchase of TCI

Prior to December 31, 2004, Sponsor will pay approximately $50,000 to purchase Mr. Trump’s ownership interest in TCI, subject to DLJMB’s reasonable satisfaction with the results of its reasonable tax diligence and appropriate gaming approvals, if applicable (subject to limitations with respect thereto set forth in “Definitive Documentation Conditions”).  If Sponsor purchases TCI from Mr. Trump, Mr. Trump and Sponsor shall agree regarding whether a Section 338(h)(10) election will be permitted to be made in connection with Sponsor’s purchase of TCI.

Transaction A: Debt Restructuring:

The debt securities of the Company’s subsidiaries will be restructured through a Chapter 11 plan of reorganization or out-of-court restructuring.  The First Priority Mortgage Notes (“TAC Notes”) issued by Trump Atlantic City Associates (“TAC”) and its affiliates and the First Priority Mortgage Notes (“TCH Firsts”) and Second Priority Mortgage Notes (“TCH Seconds,” together with the TCH Firsts, the “TCH Notes”) issued by Trump Casino Holdings, LLC (“TCH”) and Trump Casino Funding, Inc. will be exchanged for cash, new notes (the terms of which notes are described in Appendix A (the “New Notes”)) and Common Stock.  The amount of consideration to existing holders of TAC Notes (the “TAC Noteholders”), TCH Firsts (the “TCH Firsts Noteholders”) and TCH Seconds (the “TCH Seconds Noteholders,” together with the TCH Firsts Noteholders, the “TCH Noteholders,” and together with the TAC Noteholders, the “Noteholders”) is as set forth in Appendix B.  Obligations owed by the Company and its subsidiaries to unsecured trade creditors and lessors will not be restructured, or, in the event of a Chapter 11 plan of reorganization, will be unimpaired, except as otherwise agreed by DLJMB and the Company.

(4) Primary Shares shall also include any Phantom Rights (if any) exchangeable for Common Stock.

Transaction A Rights Offering:

Each of the Company’s holders of common stock, including Mr. Trump, shall receive a 30-day right to purchase shares of Common Stock (at the Per Share Purchase Price) in a rights offering in the aggregate amount of $50 million (approximately 8.6% of the Primary Shares).  If all existing equityholders excluding Mr. Trump were to fully participate in the rights offering, they would invest approximately $22.8 million to purchase approximately 3.9% of the Primary Shares.  If the Company’s existing equity holders (excluding Mr. Trump) did not participate in the rights offering, such holders would hold approximately 0.1% of the Primary Shares after giving effect to Transaction A and Transaction B.  For the avoidance of doubt, the Per Share Purchase Price is stated with respect to the Company’s share price prior to the recapitalization.

The rights to purchase shares of Common Stock in such offering shall not be freely transferable and assignable except in connection with transfers or assignments of the shares of Common Stock, interest in such shares or other interest underlying such rights.  Each stockholder, including Mr. Trump, will only have the right to receive its respective proportionate share of rights based on its ownership of Common Stock or LP Interests.  Mr. Trump may not exercise his rights to the extent that Mr. Trump’s acquisition of Common Stock and LP Interests as described in “Equity Investment Amount,” above and the exercise of his rights under the rights offering would cause his beneficial ownership of Common Stock to exceed 22% of the Primary Shares.  The parties will use their commercially reasonable efforts to complete the rights offering on the effective date of the restructuring contemplated by this term sheet pursuant to Section 1145 of the Bankruptcy Code.

Debtor-In-Possession Financing:

The Company intends to arrange for up to $100 million of post-petition debtor-in-possession financing (the “DIP Financing”) secured by a first priority priming lien (superior in priority to the liens securing the TAC Notes and the TCH Notes) on substantially all the assets of the issuers and guarantors of the TAC Notes and the TCH Notes, subject to certain consents of the TAC Noteholders.

Transaction B: Further Investment by, and Material Modifications to Arrangements With, Mr. Trump:

Mr. Trump will contribute to the Company and/or Holdings $15,887,750 aggregate principal face amount of TCH Seconds beneficially owned by him (plus accrued interest thereon to and through September 30, 2004) and make up to a $55 million cash investment.  Mr. Trump’s cash investment for shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) will be implemented through a combination of direct purchases (in coordination with the purchase by DLJMB) and/or the rights offering made available to existing stockholders.  Mr. Trump and DLJMB shall mutually agree upon the relative amounts of his investments in (i) shares of Common Stock and (ii) LP Interests exchangeable for or convertible into shares of Common Stock; provided, however, that on account of such contribution, Mr. Trump shall be allowed to receive in Transaction B not less than the minimum amount of LP Interests necessary to avoid income recognition by him and TCII.  Mr. Trump shall determine the relative amounts of his investment by means of (a) direct purchases (either in shares of Common Stock or in LP Interests) and (b)

purchases through the rights offering. In addition, Mr. Trump’s existing executive agreement and trademark license agreement will be terminated and replaced with new agreements (as described below).

Following the recapitalization, assuming Mr. Trump invests $55 million, Mr. Trump will beneficially own 22%(5) of the Primary Shares of Common Stock and hold warrants to purchase shares of Common Stock (or to purchase LP Interests exchangeable for or convertible into shares of Common Stock) equal to 4.0% of the Company’s Primary Shares at an exercise price of 3.0 times the Per Share Purchase Price.

A breakdown of the share consideration Mr. Trump will receive in connection with the recapitalization is as follows:

•   In consideration of Mr. Trump’s contribution of $15,887,750 aggregate principal face amount of TCH Seconds (plus accrued interest thereon to and through September 30, 2004), Mr. Trump will receive shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) representing approximately 2.7% of the Primary Shares.

•   In consideration of an investment by Mr. Trump in the amount of $55 million, Mr. Trump would receive shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) representing approximately 9.5% of the Primary Shares.

•   In partial consideration of the termination of his existing executive agreement, the entering into the new Trademark License Agreement and the Additional Consideration set forth below, Mr. Trump will receive shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock or “Phantom Rights” (6) exchangeable for shares of Common Stock) representing approximately 9.7% of the Primary Shares from the shares of Common Stock otherwise allocated to Sponsor and, provided that Mr. Trump invests $55 million (either through a direct investment in the Company (or LP Interests exchangeable for or convertible into shares of Common Stock) or through the rights offering), warrants to purchase shares of Common Stock (or to purchase LP Interests that are exchangeable for or convertible into shares of Common Stock) equal to 4.0% of the Company’s Primary Shares at an exercise price of 3.0 times the Per Share Purchase Price (the terms of which warrants are set forth in Appendix A).  See “Additional Consideration” below for a description of the additional consideration with respect to such agreements.

(5) In no event shall Mr. Trump beneficially own greater than 22% of the Primary Shares immediately after giving effect to Transaction A and Transaction B or more than 25% of the total shares of Common Stock on a fully diluted basis.

(6) The parties will discuss the structure and existence of such Phantom Rights.  The parties recognize that Mr. Trump may require Phantom Rights as part of the consideration he receives in connection with the recapitalization.

New Services Agreement

Mr. Trump will continue as Chairman of the Company’s Board of Directors.(7)  Mr. Trump will receive an annual base salary of $2 million per year,(8) plus reasonable and documented expenses incurred solely in connection with Mr. Trump’s service as Chairman of the Company’s new Board of Directors, payable on a monthly basis; provided that such expenses shall be no greater than those that would be incurred in arm’s length transactions, and provided further, that (i) with respect to administrative and overhead expenses, such expenses shall be subject to a budget requiring the reasonable prior review and approval of the compensation committee of the Company’s new Board of Directors, and (ii) with respect to travel and entertainment expenses, such expenses shall be subject to no such prior review or approval, subject to provisions to be further agreed upon in the new Services Agreement.  Mr. Trump will not be entitled to receive incentive-based compensation if the Company’s annual EBITDA exceeds a certain threshold, but he may receive an annual bonus at the discretion of the Company’s compensation committee.  Other than such discretionary bonus and the annual base salary described above, Mr. Trump will not receive any additional fixed compensation or incentive fees.  The term of the new Services Agreement will be consistent with the term of Mr. Trump’s existing executive agreement with the Company (i.e., three-year rolling agreement).

New Trademark License Agreement

Mr. Trump will grant the reorganized Company, Holdings and their respective subsidiaries (so long as such subsidiaries continue to be direct or indirect subsidiaries of the Company) a perpetual exclusive worldwide license, royalty free, to use his name, likeness and all related marks and intellectual property rights currently licensed to the Company and derivatives thereof in connection with any casino and gaming activities (including lodging, restaurants and/or entertainment at a casino or other gaming facility that either Mr. Trump or his affiliates, the Company or any of its subsidiaries owns, operates, manages or develops or in which Mr. Trump otherwise has an interest), subject to customary terms and conditions (including but not limited to quality control provisions) that are otherwise consistent with the terms and conditions set forth in the existing trademark license agreement (as amended) between Mr. Trump and the Company; provided, however, that if Mr. Trump (i) is not employed by the Company on terms at least as favorable as those in the new Services Agreement, (ii) is terminated other than for “cause” or (iii) terminates his employment for “good reason” (such terms to be defined in the new Trademark License Agreement), then the terms of the license set forth above shall no longer be applicable, and the reorganized Company may, at its option, maintain such license pursuant to a separate licensing agreement to be set forth in the new Trademark License Agreement, which will include (w) an

(7) Mr. Trump will not serve as CEO, officer or manager of the Company or any of its subsidiaries.

(8) Subject to adjustment as set forth in Appendix B.

annual royalty payable to Mr. Trump by each Trump Property that uses Mr. Trump’s name, in the amount of (a) $500,000 for each Trump Property with an annual EBITDA to the Company of at least $25 million or (b) $100,000 for each Trump Property with an annual EBITDA to the Company of under $25 million, provided, however, that the aggregate royalties payable under such separate licensing agreement shall not exceed the amount of $5 million per annum, and no such royalty (or any other royalty) shall be payable if the original license is terminated pursuant to clause (i) above as a result of Mr. Trump’s death, disability, termination by the Company for “cause” or termination by Mr. Trump other than for “good reason;” (x) a 10-year term; (y) customary quality control provisions consistent with those set forth in the existing trademark license agreement; and (z) other terms and other provisions to be mutually agreed upon prior to the consummation of Transactions A and B.  For the avoidance of doubt, a “Trump Property” shall mean any of (i) Trump Taj Mahal Casino Resort, (ii) Trump Plaza Hotel and Casino, (iii) Trump Marina Hotel Casino, (iv) Trump Indiana Casino Hotel, (v) Trump 29 Casino or (vi) any lodging, restaurant or entertainment at a casino or other gaming facility that the Company or any of its subsidiaries owns, operates, manages or develops.  The new Trademark License Agreement will not apply to use in connection with any lodging, restaurant or entertainment activities not associated with a casino or other gaming facility that Mr. Trump or his affiliates, the Company or any of its subsidiaries owns, operates, manages or develops or in which Mr. Trump otherwise has an interest.

Additional Consideration:

As part of Transaction B, the reorganized Company will:

1.  Transfer to Mr. Trump the parcel of land in Atlantic City constituting the former World’s Fair site; provided that such land will be subject to a perpetual negative covenant preventing Mr. Trump  or any transferee, assignee or lessee from developing any gaming activities on, or associated with, the property.

2.  Grant Mr. Trump preemptive rights to purchase equity of the Company and/or Holdings in connection with issuances of equity by the Company to Sponsor or its affiliates at the same price and on the same terms as such issuances to Sponsor in proportion to Mr. Trump’s beneficial ownership of the Company’s Primary Shares; provided that such preemptive rights shall not apply with respect to public offerings of equity securities of the Company in which an affiliate of DLJMB is acting as underwriter, placement agent or initial purchaser.

3.  Grant Mr. Trump the same registration rights on the same terms as Sponsor with respect to the shares issued hereunder or to be issued in settlement of the Phantom Rights, if any (except that Mr. Trump will be able to demand a number of registrations proportionate to 5, based on the proportion his equity stake (including shares underlying his warrants) bears to that of Sponsor as determined on the date of closing).

In addition, as part of Transaction B, provided that Mr. Trump has invested the full $55 million either through a direct investment in Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) and/or through the rights offering, the reorganized Company will:

4.  Enter into a development agreement with the Trump Organization granting the Trump Organization a right of first offer, to serve as general contractor (to the extent the Trump Organization is reasonably qualified to perform such duties), on commercially reasonable arm’s length terms, with respect to construction and development projects for casinos, casino hotels and related lodging to be performed by third parties on the Company’s existing and future properties.  The term of such development agreement shall be three years and will include the Company’s option to renew upon expiration.

5. Transfer to Mr. Trump the Company’s existing 25% ownership interest in Miss Universe, L.P., LLLP.

Reorganized Equity Ownership:

The expected equity ownership of the reorganized Company, immediately after giving effect to Transaction A and Transaction B, is summarized in Appendix C (such schedule and other amounts set forth herein are based on the Per Share Purchase Price).

Board Composition; Supermajority Requirements:

Upon exit from Chapter 11, the reorganized Company’s Board of Directors will consist of nine members.  As long as DLJMB owns more shares of Common Stock than any other stockholder of the Company (“Sponsor Stage 1”), DLJMB will nominate five members (currently anticipated to include Mr. Rattner and Mr. Dean), of which one member shall be an independent director.  As DLJMB’s ownership of Common Stock decreases, DLJMB’s right to nominate members to the new Board of Directors will be commensurately reduced as follows:

•   If DLJMB ceases to own more shares of Common Stock than any other stockholder of the Company, DLJMB will nominate four members (none of whom need to be independent) as long as DLJMB owns Common Stock with a market value of $175 million or more (“Sponsor Stage 2”).

•   If DLJMB ceases to own more shares of Common Stock than any other stockholder of the Company but does not own Common Stock with a market value of $175 million or more (“Sponsor Stage 3”), DLJMB will maintain the right to nominate three members to the new Board of Directors (none of whom need to be independent).

•   After DLJMB no longer owns Common Stock (i) representing 10% or more of the outstanding Common Stock or (ii) with a market value of $100 million or more (“Sponsor Stage 4”), Sponsor shall have the waivable right to nominate one individual to the new Board of Directors (who need not be independent), until DLJMB owns less than 5% of the outstanding Common Stock.  DLJMB and the Company shall mutually agree on the terms of certain management rights so that DLJMB will comply with applicable regulations.

Mr. Trump will be a member of the new Board of Directors and as long as Mr. Trump also owns 7.5% or more of the Primary Shares of the Company (“DJT Stage 1”), Mr. Trump will be able to nominate two additional members; provided, that one of Mr. Trump’s nominees will be an independent director, which will be Mr. McGuire as long as required pursuant to the terms of the existing litigation settlement. As Mr. Trump’s ownership of Common Stock decreases, Mr. Trump’s right to nominate members to the new Board of Directors will be commensurately reduced as follows:

•   If Mr. Trump ceases to own 7.5% of the Primary Shares of the Company but owns more than 5% of the Primary Shares of the Company (“DJT Stage 2”), Mr. Trump will have the right to nominate one additional member; provided, that Mr. Trump’s nominee will be an independent director, which will be Mr. McGuire as long as required pursuant to the terms of the existing litigation settlement.

•   If Mr. Trump ceases to own 5% of the Primary Shares of the Company (“DJT Stage 3”), Mr. Trump will no longer have any right to nominate any members to the new Board of Directors; provided, that Mr. Trump shall continue to be nominated to serve as a member of the new Board of Directors as long as Mr. Trump’s new Services Agreement is in effect.

In addition, DLJMB (until it owns less than 5% of the outstanding Common Stock) and Mr. Trump shall mutually agree on the identity of one independent member of the new Board of Directors during Sponsor Stage 1 and Sponsor Stage 4, three independent members of the Board during Sponsor Stage 3 and two independent members of the new Board of Directors during Sponsor Stage 2.

For ease of reference, and by way of example (numbers in parentheses refer to the number of required independent members):

	Sponsor		Mutually Agreed(9)
Sponsor Stage 1:	5	(1)	(1)
Sponsor Stage 2:	4		(2)
Sponsor Stage 3:	3		(3)
Sponsor Stage 4:	1		(1)

	DJT
DJT Stage 1:	3	(1)
DJT Stage 2:	2	(1)
DJT Stage 3:	1	(10)

(9) DLJMB shall have the sole right to nominate the number of members of the new Board of Directors listed under the heading, “Mutually Agreed” if DJT owns fewer than 5% of the Primary Shares of the Company and DLJMB owns more than the minimum amount of Primary Shares required for each respective stage.

(10) Subject to continuing effectiveness of Mr. Trump’s new Services Agreement.

The nominees chosen by such parties will be designated so that the composition of the new Board of Directors is in compliance with the rules and regulations of the New York Stock Exchange (“NYSE”); provided that the Company will avail itself of the “controlled company” exception at all times in which it is available.  Until Mr. Trump’s beneficial ownership falls below a certain percentage, to be agreed by DLJMB, DJT and the Company, of the fully diluted shares of Common Stock, supermajority board approval (i.e., approval of a majority of directors, including the affirmative vote of Mr. Trump if he is a director and at least one of his designees, if applicable) will be required for the sale of the (i) Trump Taj Mahal Casino Resort, (ii) Trump Plaza Hotel and Casino, (iii) Trump Marina Hotel Casino and (iv) Trump Indiana Casino Hotel; provided, that in each case, the Company shall have the option at its sole discretion to indemnify Mr. Trump  for certain tax consequences to him and TCII as a result of such sale (and as a result of the receipt of any such indemnity payment), in which case no such supermajority approval shall apply; and provided further, that with respect to a sale of the Trump Indiana Casino Hotel, any such tax indemnification shall be reduced by any cash proceeds received by Mr. Trump from any such sale.

Board Committee Representation:

As long as Sponsor may designate a majority of the new Board of Directors, Sponsor’s nominees will comprise a majority of each committee of the new Board of Directors, subject to requirements of applicable law and the rules of the NYSE.  To the extent permitted by law and NYSE requirements, Mr. Trump  shall have a right to be a member of all committees of the new Board of Directors (other than the compensation committee and the audit committee).

Chapter 11 Management Retention Plan:	Chapter 11 Management Retention Plan in the aggregate amount of $5 million, to be determined by the Company’s existing Board of Directors (the management retention plan will not include Mr. Trump).

Long-Term Incentive Plan/Stock Option Plan:	To be adopted post-restructuring by the new Board of Directors of the Company.

Releases:	Customary releases implemented through a confirmed Chapter 11 plan of reorganization.

Sponsor Advisory Fee; Services Agreement:

The Company and Sponsor (or an affiliate) will enter into a services agreement pursuant to which Sponsor (or its affiliate) will provide agreed upon services to the Company in exchange for a fee of $1.5 million per year (payable in quarterly installments) and reimbursement of reasonable and documented expenses incurred by Sponsor and paid to third parties (the term of which shall expire on the later to occur of (x) the date on which Sponsor owns fewer than 10% of the Primary Shares of the Company and (y) the date on which the market value of Sponsor’s stake in the Company falls below $100 million).

Sponsor Fee:	In the event Sponsor receives, directly or indirectly, any “sponsor fee,” closing payment or similar fee from the Company in connection with the consummation of the recapitalization transactions contemplated herein, the TAC Noteholders and the TCH Seconds Noteholders (excluding DJT and CSFB) shall receive an additional cash payment from the Company such that the aggregate payments received by Sponsor, the TAC Noteholders and the TCH Seconds Noteholders (excluding DJT and CSFB) under this paragraph will be made pro rata, based on each such party’s ownership of Common Stock (compared to the aggregate ownership of Common Stock by all such parties) immediately after giving effect to Transaction A and Transaction B and assuming, for the purpose of this calculation only (and not as a requirement for such fee to be paid), that Sponsor has invested the full amount of its commitment hereunder; provided, however, that the aggregate amount of the payments made by the Company to Sponsor, the TAC Noteholders and the TCH Seconds Noteholders (excluding DJT and CSFB) hereunder shall be mutually agreed by the Company, Sponsor and the TAC Noteholders.

Definitive Documentation Covenants:

Usual and customary covenants for a transaction of this nature as mutually agreed upon by the parties, including (without limitation), conduct of the business in the ordinary course pending completion of the transaction and covenants with respect to support of the bankruptcy plan and the undertaking of the restructuring.

Definitive Documentation Conditions:

Failure of a condition shall entitle DLJMB to terminate its obligations to consummate Transaction A.  Conditions to be mutually agreed upon by the parties include (without limitation):  Consummation of and lack of any default under the DIP Financing; EBITDA, working capital and liquidity benchmark compliance; consummation of an appropriate exit revolving facility as described in Appendix A; compliance with covenants described above; appropriate regulatory approvals (including necessary gaming licenses and approvals, provided, however, that in all cases personal gaming qualifications for Credit Suisse First Boston employees at a level higher than that of DLJ Merchant Banking Partners III, Inc. (the managing general partner of DLJ Merchant Banking Partners III, L.P.)(11) shall not be required); absence of a material adverse change to the Company (excluding changes affecting the economy or gaming markets generally and other exceptions, if any, to be mutually agreed upon by the parties); receipt of necessary shareholder approvals (if any); expiration of Hart-Scott Rodino waiting period; restructuring of Company’s indebtedness as described above under “Debt Restructuring;” mutually satisfactory arrangements with DJT to support the transactions; mutually satisfactory amendments of existing arrangements with DJT as described above under “Further Investment by, and Material Modifications to Arrangements With, Mr. Trump;” and entering into a mutually satisfactory stockholders agreement among Sponsor, DJT and the Company.

Definitive Documentation Termination Rights:	“No shop” provisions, termination and termination fee and expense reimbursement provisions, including the requirement that, upon the

(11) Sponsor shall not make the investment described herein through an entity at a level higher than DLJ Merchant Banking Partners III, L.P.

signing of the definitive agreement, the Company shall reimburse Sponsor up to $4 million on account of reasonably documented third-party out-of-pocket expenses actually incurred by Sponsor in connection with the transaction.  The definitive agreement shall also include the following termination fee provisions:  (i) if the Company or Sponsor terminates the definitive agreement prior to an agreed-upon drop dead date in specified circumstances to be agreed upon (which shall include if, within 12 months from the public announcement of the signing of this term sheet, an alternative transaction (an “Alternative Transaction”) occurs, and the Company at any time thereafter consummates any Alternative Transaction), the Company will pay Sponsor a $25 million fee (the “Termination Fee”) (unless failure to close the transaction or the Company’s termination of the definitive agreement is a result of a material breach by Sponsor of its obligations under the definitive agreement among other exceptions, if any) and (ii) in the event the agreement is terminated as a result of a material breach by Company or Sponsor of its respective obligations (other than, in the case of the Company, certain actions that give rise to its obligation to pay the $25 million Termination Fee described in (i) above) under the definitive agreement, Company or Sponsor, as appropriate will pay the other party a $15 million fee (the “Material Breach Fee”); provided, however, that upon any such breach by Sponsor, Sponsor shall promptly reimburse the Company for any and all transaction expenses for which Sponsor had previously been reimbursed by the Company.(12)  An Alternative Transaction shall be deemed to occur and such term shall have the meaning as set forth in the exclusivity agreement, dated January 21, 2004, between the Company and Sponsor and the letter agreements, dated February 12, 2004, between Sponsor and each of the Company and/or certain of its affiliates (the “Existing Agreements”), and any Termination Fee shall only be payable at consummation of an Alternative Transaction.  If, within 12 months after signing the definitive agreement, (x) Sponsor is found not suitable or not qualified by any gaming regulatory authorities to consummate the transactions described by this term sheet or (y) Sponsor is no longer pursuing approval by such gaming regulatory authorities as reasonably necessary to consummate such transactions, then the Company may pursue a Standalone Restructuring, and shall thereupon have no obligation to pay any Termination Fee or Material Breach Fee, and the Company shall reimburse Sponsor for certain transaction expenses subject to a cap of $10 million, inclusive of the expenses paid upon the signing of the definitive agreement (the “Expense Cap”).  A “Standalone Restructuring” shall mean a restructuring in which the Company does not receive an investment of new cash on an equity basis in an amount greater than $200 million from any investor or group or investors acting in concert; provided, however, that an investment of any magnitude by Mr. Trump shall constitute a Standalone Restructuring.  The definitive agreement will also provide that the Company will reimburse Sponsor for certain transaction expenses subject to the Expense Cap, including in the event a Termination Fee is paid (which will be exclusive of the

(12) In no event shall the Company pay Sponsor both the $25 million Transaction Fee and the $15 million Material Breach Fee.

Expense Cap).  For the avoidance of doubt, the definitive agreement (including the “No-Shop” provisions, termination and termination fee and expense reimbursement provisions therein) shall supercede the Existing Agreements and any similar agreements entered into between Sponsor and the Company and/or certain of its affiliates before the execution of the definitive agreement; and the Existing Agreements and any similar agreements entered into between Sponsor and the Company and/or certain of its affiliates before the execution of the definitive agreement shall, after the execution of the definitive agreement, be void and have no further force or effect.

Registration Rights; Block Dispositions:

Sponsor will be able to demand up to 5 registrations and will have unlimited “piggyback” registration rights (subject to customary cutbacks). Until DJT’s death or disability, without the prior written consent of DJT, Sponsor will not transfer to any person (other than the Company, DJT or limited partners or affiliates of Sponsor) shares of Common Stock; provided, however, that Sponsor may sell shares of Common Stock (i) to any publicly-traded company that has an enterprise value (which shall equal the market capitalization, plus the liquidation value of preferred stock, plus net debt of such company) in excess of $1 billion; (ii) to any person or entity that would not be required to obtain any licenses or authorizations from gaming authorities in order to acquire such shares; or (iii) if an affiliate of DLJMB is acting as underwriter, placement agent or initial purchaser with respect to public offerings of shares of Common Stock by the Company.  Sponsor and Mr. Trump will give each other forty-eight hours notice prior to entering into any agreement to transfer shares of Common Stock, it being understood that the non-selling party shall not have the right to purchase any such shares absent the seller’s agreement, which may be withheld by such seller in its sole and absolute discretion.

No Agreement Regarding Transactions; Investment Agreement:

This term sheet expresses only the current discussions of the parties regarding a possible transaction, is not intended to create any legally binding obligations on the parties with respect to the consummation of a possible transaction, and does not create any such legally binding obligations of any kind whatsoever, with respect to consummating the transactions contemplated by this term sheet.  Such obligations will arise only upon the execution and delivery of final definitive agreements relating to a transaction in a form and substance satisfactory to the parties and their respective counsel.  Neither the discussions or negotiations between the parties hereto nor this term sheet is intended to, and they do not, create any fiduciary or other special duties or other obligations between the parties hereto in any respect, including any implied covenant of good faith or fair dealing.

If the parties enter into definitive documents regarding a financial restructuring or recapitalization of the Company and/or any of its subsidiaries (a “Restructuring”), (i) the terms of any Restructuring, as set forth in the investment agreement expected to be entered into among DLJMB, DJT and the Company or in any other document executed by DLJMB in connection with a Restructuring, will be materially consistent with the terms set forth in this term sheet, including the treatment of Noteholders set forth in Appendix A and B (subject to any modifications mutually agreed upon by the

Noteholders, the Company and DLJMB), and (ii) subject to receipt of court approved disclosure documents, DLJMB (and its affiliates) will vote in its capacity as a holder of TCH Notes for any plan of reorganization proposed by the Company which is materially consistent with the terms set forth in this term sheet.

APPENDIX A

Summary Terms – New Securities

New Senior Second Priority Mortgage Notes

Amount:	$1,250 million

Issuer:	Trump Hotels & Casino Resorts Holdings, L.P.

Guarantors:	Issuers and guarantors of the TAC Notes and the TCH Notes (collectively, the “Guarantors”)

Ranking:	Senior Secured

Collateral:

A second priority security interest (subject to a first priority carve–out of up to $500 million for (a) repayment of outstanding DIP Financing (if needed), to the extent such DIP Financing has not yet been repaid, (b) capital expenditures, and (c) working capital and other purposes) in substantially all the assets of the Guarantors, including real property.  Includes a lien on a new tower to be constructed at the Trump Taj Mahal Casino Resort

Term:	10 years/5-year no-call

Interest Rate:	7.875% per annum

Covenants:	Customary for notes of this type, including limitations on indebtedness; limitations of liens (subject to the first priority carve–out); limitations on restricted payments

New Warrants

Issuer:	Trump Hotels & Casino Resorts, Inc.

Term:	10 years

Strike Price:	3.0 times the Per Share Purchase Price

Equity Ownership (as a percentage of Primary Shares):	4.0%

APPENDIX B

Bondholder Recovery

($ in millions)

TAC Notes

$1,300 Aggregate Principal Face Amount

Cash(1),(2)	$228.2
New Notes	851.9
Common Stock(3)	107.2
Total	$1187.3

TCH Firsts

$406.3 Aggregate Accreted Amount as of 9/30/04

Cash(1),(4)	$55.9
New Notes	350.4
Total	$406.3

TCH Seconds(5)

$68.8 Aggregate Principal Face Amount

Cash(1),(6)	$0.5
New Notes	47.7
Common Stock(3)	15.7
Total	$63.8

(1) The cash recovery is exclusive of the amount necessary to pay the reasonable expenses of the legal and financial advisors of the TAC Noteholder committee and the TCH Noteholder committee, as applicable.

(2) The cash recovery will be increased by an amount equal to (i) the product of (a) the face amount of New Notes issued in exchange for TAC Notes (approximately $851.9 million), (b) 7.875%, and (c) the number of days (based on a 360 day year) from the last scheduled date to which interest has been paid on the TAC Notes to and through the day prior to the closing date, (ii) divided by 360, such amount to be paid on the closing date.

(3) Common Stock will be valued at the Per Share Purchase Price.

(4) Interest on the TCH Firsts will accrue at the non-default contractual rate from the last date to which interest had been paid on the TCH Firsts to and through the closing date to the extent permitted by the Bankruptcy Code.

(5) The TCH Seconds will receive a recovery of (i) 90% of the aggregate principal face amount of the TCH Seconds in New Notes (the “TCH Seconds Debt Recovery”), (ii) $1.4 million in Common Stock (at the Per Share Purchase Price) (the “TCH Seconds Equity Recovery”), and (iii) $500,000 in cash (the “TCH Seconds Cash Recovery”).  Credit Suisse First Boston (“CSFB”) and DJT shall contribute their TCH Seconds Equity Recovery and TCH Seconds Cash Recovery through the Chapter 11 Plan, on a pro rata basis, to the other TCH Seconds Noteholders who vote for the Chapter 11 Plan.  The TCH Seconds held by CSFB are expected to include $2.8 million aggregate principal face amount of TCH Seconds that are currently held by UBS Securities LLC (“UBS”) which are expected to be purchased by CSFB on or prior to the date on which the Company files the Chapter 11 Plan.  In the event that CSFB does not purchase the TCH Seconds held by UBS, the Company will agree to purchase such TCH Seconds from UBS at a price at or below 90% of the aggregate principal face amount of such notes on or prior to the date on which the Company files the Chapter 11 Plan and such TCH Seconds held by the Company will be retired (and the pro rata share of the TCH Seconds Equity Recovery and TCH Seconds Cash Recovery that would have otherwise accrued to UBS will thereupon accrue to the other TCH Seconds Noteholders who vote for the Chapter 11 plan (excluding CSFB, UBS and DJT)).  DJT shall also convert his own TCH Seconds Debt Recovery into Common Stock and/or LP Interests.  Upon the contribution of the TCH Seconds Cash Recovery by Credit Suisse First Boston and DJT, the Company shall receive a $500,000 credit from the Trump Organization to be applied during the first twelve months following the closing, to fees due to the Trump Organization in connection with construction and development projects performed under the development agreement between the Company and the Trump Organization.  On the date that is twelve months following the date of the closing, any unused amount of this $500,000 credit shall be deducted from Mr. Trump’s annual salary under Mr. Trump’s new Services Agreement.

(6) All TCH Seconds other than those of DJT shall receive an additional cash recovery of (i) an amount equal to (a) the product of (x) the face amount of TCH Seconds, less the face amount of Mr. Trump’s holdings of TCH Seconds (such difference, approximately $53.0 million), (y) 18.625%, and (z) the number of days (based on a 360 day year) from the last scheduled date to which interest has been paid on the TCH Seconds to and through the day prior to the date on which the Company files the Chapter 11 case, (b) divided by 360, and (ii) an amount equal to (a) the product of (x) the face amount of New Notes issued in exchange for TCH Seconds (approximately $47.7 million), (y) 7.875%, and (z) the number of days (based on a 360 day year) from the date on which the Company files the Chapter 11 case to and through the day prior to the closing date, (b) divided by 360, each of (i) and (ii) payable on the closing date.  For the avoidance of doubt, the cash recovery described in this footnote is independent of the TCH Seconds Cash Recovery.

APPENDIX C

Equity Capitalization

Entity	Ownership Interest (% of Primary Shares)(1)	Ownership Interest (% of Primary Shares)(2)	Ownership Interest (% of Fully Diluted Shares)(2)
DLJMB	59.3	55.3	53.2
DJT(3)	22.0	22.0	25.0	(4)
TAC Noteholders	18.4	18.4	17.7
TCH Seconds Noteholders	0.2	0.2	0.2
Existing Equity Holders (excluding DJT)(5)	0.1	4.0	3.9
Total	100.0	100.0	100.0

(1) Assumes existing holders of the Company’s common stock or their permitted transferees (excluding DJT) (45.5% of beneficial holders of the Company’s common stock) do not participate in the rights offering.

(2) Assumes that 100% of existing holders of the Company’s common stock or their permitted transferees (excluding DJT) (45.5% of beneficial holders of the Company’s common stock) participate in the rights offering.

(3) Mr. Trump’s ownership assumes the conversion of his TCH Seconds into equity of the reorganized Company and a full $55 million cash investment in the Company at the Per Share Purchase Price.

(4) Assumes exercise of warrants to purchase shares of Common Stock (or LP Interests exchangeable for or convertible into shares of Common Stock) equal to 4.0% of the Company’s Primary Shares at an exercise price of 3.0 times the Per Share Purchase Price.

(5) Assumes that the Company’s existing equity holders retain their existing shares of Common Stock and LP Interests.  Such equity holders, including Mr. Trump, shall have a right to purchase shares of Common Stock (at the Per Share Purchase Price) in a rights offering in the aggregate amount of $50 million (approximately 8.6 % of the Primary Shares).  If all existing equity holders excluding Mr. Trump were to fully participate in the rights offering, they would invest approximately $22.8 million to purchase approximately 3.9% of the Primary Shares.  If the Company’s existing equity holders (excluding Mr. Trump) did not participate in the rights offering, such holders would hold approximately 0.1% of the Primary Shares after giving effect to Transaction A and Transaction B.  The rights to purchase shares of Common Stock in such offering shall not be freely transferable and assignable except in connection with transfers or assignments of the shares of Common Stock, interests in such shares or other interests underlying such rights.  Mr. Trump shall not entitled to receive more than 22% of the Primary Shares or more than 25% of the total shares of Common Stock on a fully diluted basis on the effective date of the Chapter 11 Plan.

SCHEDULE I

The Debtors intend to file first day motions, including the following:

1.     Motion Of Debtors For An Order Directing The Joint Administration Of Debtors’ Chapter 11 Cases Pursuant To Federal Rule Of Bankruptcy Procedure 1015(B)

2.     Motion For Order Under 11 U.S.C. Section 521, Fed. R. Bankr. P. 1007(C), And Local Rule 1007-1 Granting Additional Time To File Schedules And Statements

3.     Motion of Debtors for an Order (i) Authorizing Filing of Consolidated List of Creditors and Equity Security Holders, (ii) Authorizing Debtors to Provide Notices, Including  Notices of Commencement of Cases and Section 341 Meeting, and (iii) Approving Form and Manner of Notices of Commencement and 341 Meeting

4.     Motion For Interim And Final Order Pursuant To 11 U.S.C. Section 105, 503(B), 507(A) And 366 (i) Prohibiting Utilities From Altering, Refusing Or Discontinuing Services On Account Of Prepetition Invoices And (ii) Establishing Procedures For Determining Requests For Additional Adequate Assurance

5.     Motion For Authority To Pay Certain Critical Prepetition Trade Creditors In The Ordinary Course

6.     Motion For Order Authorizing Debtors To Obtain Postpetition Financing Pursuant To Sections 364(C)(1), 364(C)(2) And 364(C)(3)Of The Bankruptcy Code And Bankruptcy Rules 4001(C) And 9014

7.     Motion Of Debtors For Order (i) Authorizing Continued Use Of Existing Business Forms And Records And Maintenance Of Existing Corporate Bank Accounts And Cash Management Systems, (ii) Approving Investment Guidelines, And (iii) Authorizing Continuation Of Intercompany Transactions And According Superpriority Status To All Postpetition Intercompany Claims

8.     Motion Of Debtors For An Order (A) Authorizing Debtors To (1) Pay Prepetition Employee Wages, Salaries, Commissions And Related Items, (2) Reimburse Prepetition Employee Business Expenses, (3) Make Payments For Which Payroll Deductions Were Made, (4) Make Prepetition Contributions And Pay Benefits Under Employee Benefit Plans, And (5) Pay All Costs Incident To The Foregoing Payments And Contributions And (B) Authorizing Applicable Banks And Other Financial Institutions To Receive, Process, Honor And Pay Any And All Checks Drawn On The Debtors’ Accounts For Such Purposes

9.     Motion for Order under 11 U.S.C. Section 361, 363 and 364 and Fed. R. Bankr. P. 2002, 4001 and 9014 Authorizing the Use of Cash Collateral and Granting Adequate Protection

10.   Motion for Order Under 11 U.S.C. Sections 105(a), 1125(b) and 1126(b) and Fed. R. Bankr. P. 2002, 3017, 3018 and 3020 for Order (A) Approving Form and Manner of Notice of Hearing on Disclosure Statement Plan, (B) Establishing Procedures for Objecting to Disclosure Statement, and (C) Scheduling Hearing on Disclosure Statement

11.   Motion For Order Appointing Trumbull Group LLC As Claims, Noticing And Balloting Agent Of The Bankruptcy Court Pursuant To 28 U.S.C. § 156(C)

12.   Motions to Appear pro hac vice

13.   Motion for an Administrative Order, Pursuant to Sections 331 and 105 of the Bankruptcy Code, Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals

14.   Motion For An Order Authorizing The Debtors To Retain And Employ Professionals Utilized In The Ordinary Course Of Business

15.   Application To Employ And Retain UBS Securities LLC As Financial Advisor For The Debtors

16.   Application To Employ And Retain Latham & Watkins LLP As Attorneys For The Debtors

17.   Application To Employ And Retain Schwartz, Tobia, et al. As Attorneys For The Debtors

18.   Motion For An Order Pursuant To 11 U.S.C. § 105(A) Authorizing, But Not Directing, Debtors To Honor Certain Prepetition Obligations To Consumer Customers And To Continue Certain Consumer Customer Programs And Practices

19.   Motion For Order Pursuant To Sections 105(A) And 541 Of The Bankruptcy Code Authorizing The Debtors To Pay Prepetition Sales And Use Taxes And Trust Fund Fees And Directing the Debtors’ Banks To Honor Prepetition Checks For Payment Of Prepetition Sales And Use Tax And E911 Trust Fund Fee Obligations

20.   Motion For Order Authorizing Debtors To Mail Initial Notices And To File A List Of Creditors (Without Claim Amounts) In Lieu Of Matrices

21.   Motion for Order Permitting The Honoring Of Casino Chips And Other Gaming Liability

22.   Motion for Order Permitting Debtor To Honor Hotel Room And Other Customer Deposits And To Honor Travel Agent Commissions

23.   Motion for Order Fixing Bar Date for Claims